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                                   EXHIBIT 11


               STATEMENT OF THE COMPUTATION OF PER SHARE EARNINGS
                      IN ACCORDANCE WITH INSTRUCTION 4(g)




                                               THREE MONTHS ENDED                       SIX MONTHS ENDED
                                           ---------------------------           ------------------------------
                                            9/25/94           9/26/93             9/25/94              9/26/93
                                           ---------         ---------           ---------            ---------
Primary earnings per share:

    Weighted average number
     of common shares outstanding          5,120,710         5,134,194           5,151,699            5,128,147

    Dilutive effect of stock
     option plan                               -   (a)          -    (a)            -    (a)             -    (a)
                                           ---------         ---------           ---------            ---------
                                           5,120,710         5,134,194           5,151,699            5,128,147
                                           =========         =========           =========            =========


    Net income                            $  197,000        $1,231,000          $1,269,000           $2,745,000
                                          ==========        ==========          ==========           ==========


    Primary earnings per share            $     0.04        $     0.24          $     0.25           $     0.54
                                          ==========        ==========          ==========           ==========





(a) The inclusion of stock options in the calculation of primary earnings per share was either anti-dilutive or not material as per APB 15.





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